UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2005
Sykes Enterprises, Incorporated
(Exact name of registrant as specified in its charter)

Florida	0-28274	56-1383460

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

400 N. Ashley Drive, Tampa, Florida		33602

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code:      (813) 274-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
SIGNATURES

Item 2.05 Costs Associated with Exit or Disposal Activities.
On November 3, 2005, Sykes Enterprises, Incorporated (the “Company”) committed to a plan (the “Plan”) to reduce its workforce by approximately 200 people in one of its European customer contact management centers in response to the notification of the October 2005 contractual expiration of a technology client program, which has generated annual revenues of approximately $12.0 million. The Company expects to complete the Plan by the end of the second quarter of 2006.
The Company estimates that during the fourth quarter of 2005 and the first half of 2006, it will incur total charges related to the Plan of approximately $1.3 million to $1.6 million. These charges include approximately $1.1 million to $1.2 million for severance and related costs and $0.1 million to $0.2 million for other exit costs. Additionally, upon completion of the Plan, the Company will cease using certain property and equipment estimated at $0.2 million, and will begin immediately to depreciate these assets over the shortened useful life, which approximates eight months. As a result, the Company will record additional depreciation of approximately $0.1 million to $0.2 million during the eight-month period ended June 2006. The severance and other exit costs require the outlay of cash during the fourth quarter of 2005 and the first half of 2006, while the depreciation charges related to property and equipment represent non-cash charges.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYKES ENTERPRISES, INCORPORATED
By:	/s/ W. Michael Kipphut
W. Michael Kipphut
Senior Vice President and Chief Financial Officer

Date: November 9, 2005